UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K



                                 Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) December 9, 1998


                          GROW BIZ INTERNATIONAL, INC.
                          ----------------------------
                 (Exact Name of Issuer as Specified in Charter)


            Minnesota                    0-22012                41-1622691
            ---------                    -------                ----------
  (State or Other Jurisdiction or    (Commission File        (I.R.S. Employer
  Incorporation or Organization)          Number)         Identification Number)


                4200 Dahlberg Drive, Golden Valley, MN 55422-4837
                -------------------------------------------------
                    (Address of Principal Executive Offices)


                                 (612) 520-8500
                                 --------------
              (Registrant's Telephone Number, Including Area Code)

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ITEM 5.  Proposed Merger and Share Exchange and Related Class Action

On December 9, 1998, Grow Biz International, Inc. received from K. Jeffrey Dahlberg, the Chairman of Grow Biz, and Ronald G. Olson, the President and Chief Executive Officer of Grow Biz, a non-binding proposal to exchange all of the outstanding Grow Biz shares, other than shares owned or controlled by Messrs. Dahlberg and Olson, for $14 per share in cash. The proposal contemplates that a company to be formed by Messrs. Dahlberg and Olson will be merged into Grow Biz. The proposal reserves the right to adjust the $14 price per share at any time prior to the execution of a definitive agreement. Grow Biz stated that its Board of Directors has formed a special committee of independent directors to review the proposal. The proposal is subject to, among other things, completion of a definitive merger agreement, completion of financing acceptable to Messrs. Dahlberg and Olson and approval by the special committee, by the full Board of Directors and by the shareholders. Although Messrs. Dahlberg and Olson currently own approximately 67% of the Company's outstanding stock, there is no certainty that the transaction will be consummated.

On December 10, 1998, Harbor Finance Partners, a shareholder of Grow Biz, commenced a shareholder class action against Grow Biz and the members of its Board of Directors, arising out of the December 9, 1998 non-binding proposal by Jeff Dahlberg and Ron Olson. The plaintiff alleges, among other things, that the proposed price for the shares is substantially below the fair value of those shares, that the defendants failed to maximize stockholder value through an adequate auction or market check process, and that the defendants have breached their fiduciary duties and otherwise unfairly dealt with the plaintiff and the other minority shareholders. The plaintiff seeks, among other things: (1) injunctive relief to enjoin any proposed transaction; (2) creation of a committee of shareholders to help protect the interests of the minority shareholders in any proposed transaction; and (3) damages in an unstated amount, pre-judgment interest, and costs and attorneys' fees incurred in this action. The action was filed in District Court in Hennepin County, Minnesota. Grow Biz and the Board of Directors deny the plaintiff's allegations and intend to defend the action vigorously.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





                                  GROW BIZ INTERNATIONAL, INC.


Date: December 11, 1998           By:  /s/ Ronald G. Olson
                                       -------------------
                                           Ronald G. Olson
                                           President and Chief Executive Officer



Date: December 11, 1998           By:  /s/ David J. Osdoba, Jr.
                                       ------------------------
                                           David J. Osdoba, Jr.
                                           Vice President of Finance and Chief
                                           Financial Officer


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